                                                                                                                                Exhibit 3.2

GK INVESTMENT HOLDINGS, LLC

7%/7.5% Series B Senior Unsecured Bonds due September 30, 2025

CUSIP No. [     ]

ISIN No. [     ]

No. of 7%/7.5% Series B Senior Unsecured Bonds (the “Bonds”): [     ]

Principal Amount of the Bonds: $[     ]

No. [ ]	$[ ]

GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (the “Issuer”), for value received, promises to pay to [      ], or its registered assigns, the principal sum of [      ] DOLLARS, as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Bonds attached hereto, on September 30, 2025 (the “Maturity Date”).

Interest Payment Dates: Monthly payments commencing October 15, 2022 until the Bonds are redeemed.

Record Dates: October 1, 2022 and the first day of each subsequent month until the Bonds are redeemed.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: September 7, 2022

GK INVESTMENT HOLDINGS, LLC,
a Delaware limited liability company

By:	GK Development, Inc.
Its:	Manager

By:
Name:	Garo Kholamian
Its:	President and Sole Member

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 7%/7.5% Series B Senior Unsecured Bonds due September 30, 2025 described in the within-mentioned Indenture, as supplemented by the within mentioned First Supplement and Second Supplement.

Dated: September 15, 2022.

UMB BANK, as Trustee,

By:
Authorized Signatory

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SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

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(Reverse of Bond)

7%/7.5% Series B Senior Unsecured Bonds due September 30, 2025

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the GK INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (the “Issuer”), dated as of September 30, 2016, as supplemented by that certain First Supplemental Indenture, dated as of October 17, 2016, by and between the Trustee and the Issuer and as further supplemented by that certain Second Supplemental Indenture, dated as of September 7, 2022, by and between the Trustee and the Issuer (the “Indenture”), as may be further amended from time to time, relating to the offer of $50,000,000 of 7% Senior Unsecured Bonds of the Issuer, including the 7%/7.5% Series B Senior Unsecured Bonds due September 30, 2025 (the “Bonds”). Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Issuer promises to pay interest on the principal amount of the Bond (i) at 7% per annum from September 15, 2022, up to but not including September 30, 2022 and (ii) at 7.5% per annum from September 30, 2022, up to but not including September 30, 2025 (the “Maturity Date”). The Issuer will pay interest monthly on the fifteenth (15th) day of each month, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing September 15, 2022. Interest on the Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from September 15, 2022. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 365-day year.

SECTION 2. Method of Payment. The Issuer will pay interest on the Bonds to the Persons who are registered Bondholders at the close of business on the first day of the month immediately preceding the Interest Payment Date (the “Record Date”), even if such Bonds are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to defaulted interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Issuer shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Bondholders at their respective addresses set forth in the Bond Register. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, the Trustee under the Indenture, will act as paying agent and registrar. The Issuer may change the paying agent or registrar without notice to the Bondholders. Except as provided in the Indenture, the Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Bonds under the Indenture. The terms of the Bonds include those stated in the Indenture for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and Bondholders are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of this Certificate shall govern and be controlling.

SECTION 5. Optional Redemption. At any time, the Issuer will be entitled at its option to redeem all or any portion of the Bonds at the applicable redemption price set forth in Section 3.03(c) of the Indenture, plus any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of each Bondholder on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 6. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of any optional redemption of any Bonds will be delivered to such Bondholders (with a copy to the Trustee) at their addresses, as shown in the Bond Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Bonds held by the holder to be redeemed. On and after the Redemption Date interest ceases to accrue on the Bonds or portions thereof called for redemption.

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SECTION 7. Mandatory Redemption or Sinking Fund Payment. Except as set forth in Section 8 herein, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Bonds.

SECTION 8. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Bonds at a purchase price set forth in Section 3.03(c) of the Indenture.

SECTION 9. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a Bondholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Bondholder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Issuer and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 10. Persons Deemed Owners. The registered Bondholders may be treated as its owner for all purposes.

SECTION 11. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Bonds (as such term is defined in the Indenture) then outstanding. Without notice to or consent of any Bondholder, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds (as such term is defined in the Indenture) may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Bondholders may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds (as such term is defined in the Indenture) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Bondholders notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority of the Bonds (as such term is defined in the Indenture) then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds (as such term is defined in the Indenture) waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 15. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a Bondholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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SECTION 17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to Bondholders. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 18. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

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